EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement dated as of August 7, 2007 (“Agreement”) is made by and between Dot VN, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and Louis P. Huynh (“Executive”) (referred to collectively herein as the “Parties”).

RECITALS

A.	WHEREAS, Executive is serving as its General Counsel, and one of Company’s “key men”; and

B.	WHEREAS, Executive currently sits on the Company’s Board of Directors; and

C.	WHEREAS, Company desires to retain Executive's services, to formalize its employment agreement with him, and to demonstrate its appreciation for his efforts; and

D.	WHEREAS, Company and the Executive wish to clarify their respective rights concerning the Executive's employment relationship with Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Nature of Agreement. Any and all prior oral understandings, offers, and/or representations (if any) with respect to the employment of Executive are deemed by the parties to be either canceled and void and/or are deemed to be superseded by this final written Agreement.

2.	Employment Terms and Duties.

2.1.  Term of Employment. The employment of Executive under this Agreement shall be deemed to have commenced on August 7, 2007, and shall continue until terminated in accordance with Section 6 hereof (the “Employment Term”).

2.2.  Location. Executive agrees that he shall carry out his duties and obligations under the terms of this Agreement at the Company’s principal office in San Diego, California and at such place or places as Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment.

2.3.  Position and Primary Responsibility.

a)
It is understood that Executive shall serve as General Counsel and Secretary for the Company with all powers and obligations associates with such position as set forth in the Bylaws of the Corporation. Contemporaneously with the execution and delivery of this Agreement, the Company shall effectuate all such actions as shall be required to procure the appointment of Executive as General Counsel and Corporate Secretary of the Company.

The Company agrees that, during the Employment Term, neither the Restated Certificate of Incorporation, nor the Bylaws, of the Company shall at any time be amended in a manner inconsistent with the foregoing or the additional provisions of this Agreement.

2.4 Best Efforts. Executive agrees to devote his best efforts to the performance of Executive’s duties hereunder and to the business and affairs of Company.. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs, or serving on the boards of directors of other companies or other entities, if those activities do not materially interfere with the services required under this Agreement and do not violate Sections 5, 9 and/or 11 of this Agreement.

3.	Compensation.

3.1.  Base Salary. Company will compensate Executive for the services rendered hereunder a Base Salary of $120,000.00 per year payable in accordance with the regular payroll practices of Company. The Executive's Base Salary shall be subject to annual review by the Board and may be increased, but not decreased, from time to time by the Board. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute "Base Salary" for purposes of this Agreement.

3.2.  Employee Benefits. Executive shall also be entitled to all rights and benefits for which Executive shall be eligible under bonus, vacation, sick days, pension, group insurance, disability, life insurance, profit-sharing or other Company benefits which may now or in the future be in force from time to time and provided to Executive or for Company's employees generally. Additionally, Executive shall be entitled to a non-accountable monthly allowance of Five Hundred Dollars ($500.00) (the“Monthly Allowance”).

3.3.  Business and Travel Expenses. During the Employment Term, the Company shall reimburse the Executive for all reasonable and necessary business and travel expenses incurred by the Executive while performing his duties under this Agreement in accordance with the Company’s customary practices for its executive employees, subject to provision by the Executive of documentation reasonably satisfactory to the Company. Further, Executive shall be entitled to a non accountable one hundred dollar ($100.00) per day allowance while traveling on the Company’s account.

3.4.  Cash and Equity Bonuses. The Executive shall have a bonus entitlement during each calendar year (or portion thereof) of the Employment Term equal to one hundred percent of his Base Salary for such year (or portion thereof) payable to Executive in cash or equity or any combination thereof at the election of Executive.. Within thirty (30) days of the Effective Date, the Company and the Executive shall concur, within their respective reasonable discretion, on the criteria and procedures applicable to establishment of Executive’s entitlement to such amount for the then current calendar year; and, thereafter, within thirty (30) days prior to the commencement of each calendar year of the Employment Term, the Company and the Executive shall concur, within their respective reasonable discretion, on the criteria and procedures applicable to establishment of Executive’s entitlement to such amount for the ensuing calendar year. Such criteria shall include, without limitation: (i) specified revenue targets for the Company during the applicable period; (ii) specified EBITDA targets for the Company during the applicable period (as defined pursuant to consensus between the Company and the Executive); (iii) completion of projects defined by the Board; and (iv) additional specified targets for the Company and/or the Executive.

3.5.  Payment. All compensation payable to Executive hereunder shall be subject to all applicable state and federal employment law(s); it being understood that Executive shall be responsible for the payment of all taxes resulting from a determination that any portion of the compensation and/or benefits paid/received hereunder is a taxable event to Executive; it being further understood that Executive shall hold the Company harmless from any governmental claim(s) for Executive’s personal tax liabilities, including interest or penalties, arising from any failure by Executive to pay his individual taxes when due.

3.6.  Compensation Review. It is understood and agreed that Executive’s performance will be reviewed by the Company’s Board of Directors as of the anniversary date of each year this Agreement is in force for the purpose of determining whether or not Executive’s Base Salary and/or cash bonuses should be increased; it being further understood that the decision to increase Executive’s compensation shall be at the sole and exclusive option of the Board of Directors.

3.7.  Equity Awards.

(a)  Grant of Option. The Company hereby irrevocably grants to the Executive a non-assignable, non-transferable option to purchase shares in the capital stock of Company (hereinafter called the “Option”). The Option shall vest over a three (3) year period, beginning July 1, 2007. Each year, the Executive may exercise up to one-third (1/3) of the Option, by notice in writing to Company to that effect. The Option shall be exercisable for a ten-year period as shown below. Any such notice given to Company (an “Exercise Notice”) shall specify the number of shares with respect to which the Option is being exercised and shall be accompanied by full payment of the Option Price for the number of shares then being purchased.

Date Vested	Expiration Date	# Available	Exercise Price
8/7/07	8/7/17 66,666	$1.80/share
8/7/08	8/7/18 66,667	$1.80/share
8/7/09	8/7/19 66,667	$1.80/share

Executive shall also have the right to exercise this Option or any portion thereof (the "Exercise Right"), without payment by the Executive of the Exercise Price in cash or any other consideration (other than the surrender of rights to receive Options Shares hereunder), into shares of Common Stock as provided in this Section 3.7 (a). Upon receipt by the Company of a duly executed and completed Conversion Notice in the form attached hereto as Exhibit B for the exercise of the Exercise Right with respect to a particular number of Option shares (the “Options Shares"), the Company shall deliver to the Executive (without payment by the Executive of the exercise price in cash or any other consideration (other than the surrender of rights to receive Options Shares hereunder)) that number of shares of Common Stock equal to the quotient obtained by dividing: (x) the difference between (i) the product of (A) the Current Market Price of a share of Common Stock multiplied by (B) the number of Options Shares and (ii) the product of (A) the Exercise Price multiplied by (B) the number of the Options Shares, in each case as of the exercise date, by (y) the Current Market Price of a share of Common Stock on the exercise date. Further, in the event of a “Change of Control”, as such term is defined in Section 6.2, then the Options shall immediately vest and be available for exercise by the Executive.

(b) Termination of Option. The Option is not assignable or transferable and shall terminate pursuant to the schedule set forth in Section 3.6 (a). All rights to exercise such Options shall be forfeit and otherwise extinguished in the event that the Executive fails to exercise it for any reason or cause whatsoever, provided, however, that if such failure is due to the death of the Executive, all options shall immediately vest and the personal representative of the Executive shall have the right to exercise any unexercised part of the Option for a period of one year following the date of death of the Executive.

(c) Grant of Stock. In connection with the execution of this Agreement, Executive shall be entitled to a stock grant of 19,445 shares of the Company’s common stock. Such shares to be fully paid, duly authorized, and non-assessible upon issuance to Executive.

4.	Representations.

4.1.  Executive Representations. Executive hereby represents and warrants that:

His employment with the Company under the terms of this Agreement will not conflict with any continuing duty(ies) or obligation(s) Executive has with any other person(s), firm(s) and/or entity(ies). Executive also represents that he has not brought to the Company (during the period before or after the Effective Date of this Agreement) any confidential material(s) and/or document(s) of any former employer(s), or any confidential information or property belonging to other(s).

During the Employment Term, he will promptly disclose to the Board of Directors of the Company any direct interest (greater than five percent (5%)) he holds, if any, in any business which provides service(s) and/or product(s) to the Company (whether as a principal, stockholder, lender, employee, director, officer, partner, venturer, consultant or otherwise).

4.2.  Company Representations. The Company hereby represents and warrants that:

The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements under this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action. When executed and delivered by the Company, this Agreement shall constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated in this Agreement will violate any provision of the Restated Certificate of Incorporation or Bylaws of the Company or any law, rule regulation, writ, judgment, injunction, decree, determination, award or other order of any court, governmental agency or instrumentality binding upon the Company, or conflict with or result in any breach of or event of termination under any of the terms of, or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, the terms of any contract or agreement to which the Company is a party or by which the Company or any of its properties or assets is bound. No conversion or exercise price or ratio with respect to any securities of the Company will be subject to adjustment as a consequence of the transactions contemplated by this Agreement, nor as a result of such transactions will the number of securities issuable upon conversion or exercise of any outstanding securities of the Company be subject to adjustment.

The Equity Award, when issued and delivered in accordance with the terms of this Agreement, shall be validly issued, fully paid and non-assessable shares of Common Stock, free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature (other than the restrictions on the Restricted Shares expressly contemplated hereunder). There are no preemptive rights with respect to any shares of capital stock of the Company.

5.
Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the “Termination Date”):

5.1.  Death or Disability. Immediately upon the death of Executive or after six (6) months of Executive’s inability to perform the essential functions of his duties, with or without reasonable accommodation (defined in Section 6.8 below), due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 6.1 being referred to herein as termination for “Death or Disability”);

5.2.   Termination for Good Reason. Immediately following notice of termination for “Good Reason” (as defined below), specifying such Good Reason, given by Executive (termination pursuant to this Section 6.2 being referred to as termination for “Good Reason”. As used herein, “Good Reason” means (i) any reduction in Base Salary; (ii) a substantial dilution of the responsibilities, functions and duties attached to the position with the Company held by Executive; (iii) the Company fails to provide any of the compensation or other benefits required hereunder; (iv) the Company otherwise is in material breach of this Agreement; or (v) the Company and the Executive fail to effectuate the matters contemplated by Sections 3.4, 3.6 or 4 within the respective periods contemplated thereunder. Any determination of Good Reason shall be made by Executive after first having given thirty (30) days written notice to the Board of Directors of the Company thereof.

5.3.  Voluntary Termination. Thirty (30) days following Executive’s written notice to the Company of voluntary termination of employment (not extending to termination for Good Reason); provided, however, that the Company may waive all or a portion of the thirty (30) days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 6.2 being referred to herein as “Voluntary” termination); or

5.4.  Termination For Cause. Immediately following notice of termination for “Cause” (as defined below), specifying such Cause, given by the Company (termination pursuant to this Section 6.4 being referred to herein as termination for “Cause”). As used herein, “Cause” means (i) termination based on Executive’s conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which the crime constituting a felony is committed (other than one involving Limited Vicarious Liability), any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony); (ii) Executive’s substance abuse that in any manner interferes with the performance of his duties; (iii) Executive’s failure to perform the responsibilities, functions and duties attached to the position with the Company or a refusal to perform his duties at all or in a reasonably acceptable manner; (iv) Executive’s failure to follow the lawful and proper directives of the Board of Directors that are within the scope of Executive’s duties; or (v) Executive’s material breach of this Agreement. Any determination of for Cause termination shall be made by the Board of Directors of the Company after having first given thirty (30) days written notice to Executive of such determination, and afforded Executive the opportunity to be heard by the full Board of Directors. Notwithstanding any other provision in this Agreement, if Executive is terminated pursuant to subsection (iii) of this Section 6.4 for poor job performance, excluding refusal to perform his duties, Executive shall have sixty (60) days to cure the behavior upon which the threatened termination is based. For the purpose of this provision, the term “Limited Vicarious Liability” shall mean any liability which is based on acts of Company for which Executive is responsible solely as a result of his office(s) with Company; provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) after consulting with Company's counsel, he reasonably believed that no law was being violated by such acts.

5.5.  Termination Without Cause. Notwithstanding any other provisions contained herein, the Company may terminate Executive’s employment thirty (30) days following notice of termination without Cause given by the Company; provided, however, that during any such thirty (30) day notice period, the Company may suspend, with no reduction in pay or benefits, Executive from his duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of the Company) (termination pursuant to this Section 6.5 being referred to herein as termination “Without Cause”).

5.6.  Other Remedies. Termination pursuant to Section 6.3 above shall be in addition to and without prejudice to any other right or remedy to which Executive may be entitled at law, in equity, or under this Agreement. Termination pursuant to Section 6.4 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

5.7.  Salary Continuation During Disability. Notwithstanding Section 6.1 above, if Executive suffers any physical or mental disability that would prevent the performance of his essential job duties, the Company agrees to pay Executive one hundred percent (100%) of Executive’s salary, payable in the same manner as provided for the payment of salary herein, for the duration of the disability, or six (6) months, whichever is less.

5.8.  Reasonable Accommodation. “Reasonable accommodation” shall mean the acquisition or modification of equipment or devices, adjustment or modifications of training materials or policies, the provision of qualified readers or interpreters, and other similar accommodations for individuals with disabilities so long as said accommodation does not require significant difficulty or expense when considered in light of (i) the nature and cost of the accommodation, (ii) the impact of the accommodation on the operations of the Company, and (iii) the financial resources of the Company.

6.	Severance and Termination.

6.1.  Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death in accordance with Section 6.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 6.3 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 6.4 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company’s policies and any non-reimbursed expenses pursuant to Section 4 hereof incurred by Executive as of the termination date, and (ii) the Company’s obligations under this Agreement shall immediately cease except as required by law. Provided further, in the event of Executive’s Voluntary termination of employment hereunder in accordance with Section 6.3 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 6.4 above, Executive shall tender back to the Company all unexercised options granted to Executive by the Company in connection with Executive’s employment.

6.2.  Termination for Good Reason, Termination Without Cause.

In the case of a termination of Executive’s employment hereunder for Good Reason in accordance with Section 6.2 above, or Without Cause in accordance with Section 6.4 above, the Company shall, within 30 days of the Termination Date, pay Executive, in a lump-sum, cash in the amount (the “Severance Payment”) of the sum of (x) 50% of his annual Base Salary then in effect plus (y) the product obtained by multiplying the Monthly Allowance and six; provided, however, that, in the event such termination of Executive’s employment follows a “Change-of-Control” (as defined below), the Severance Payment shall be an amount equal to the sum of (x) 150% of his annual Base Salary then in effect plus (y) the product obtained by multiplying the Monthly Allowance and 18. As used herein, “Change-of-Control” means:

(i)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) under the Securities Exchange Act of 1934, as amended [the “Exchange Act”]) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change-of-Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (w), (x) and (y) immediately preceding; or

(ii)  individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company unless they are replaced with a slate nominated by at least a majority of the Incumbent Board and further provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this sub-paragraph (ii), be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board of Directors of the Company acting by at least a majority thereof; or

(iii)  Consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such transaction: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% (20% in the case of any Business Combination being proposed and implemented by at least a majority of the Incumbent Board) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company entitled to vote generally in the election of directors, (y) no individual, entity or group beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board, or were nominated by at least a majority of the members of the Incumbent Board, at the time of the execution of the initial agreement, or by the action of the Board providing for such Business Combination; or

(iv)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

In addition, in the event Paragraph (a) immediately preceding applies, for six months after the Termination Date (or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy), the Company shall continue Welfare Benefits to the Executive and/or his family at least equal to those which would have been provided if the Executive’s employment had not been terminated (provided, however, that such period shall be eighteen months in the event such Paragraph (a) applies following a Change-of-Control).

Notwithstanding the foregoing, in the event Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the payment of the Severance Payment under this Section 7.2 shall be made no earlier than six months after the Termination Date.

7.	Severance Not Conditioned on Release of Claims.

7.1.  Release. The Company’s obligation to provide Executive with the Severance Payment set forth in Section 7.2 is not contingent upon Executive’s execution of a release of claims in favor of the Company.

8.  Non-competition, Non-solicitation.

8.1.  Non-Competition. Executive agrees that he shall not, during the Employment Term and for twelve (12) months subsequent thereto, without both the disclosure to and the written approval of the Board of Directors of the Company, directly or indirectly, engage or be interested in (whether as a principal, lender, employee, officer, director, partner, venturer, consultant or otherwise) any business(es) that is competitive with the business being conducted by the Company through the Termination Date, without the express written approval of the Board of Directors.

8.2.  Non-Solicitation. Executive agrees that he will not, without the prior written consent of the Company’s Board of Directors, for a period of twelve (12) months after the Termination Date, directly or indirectly disturb, entice, or in any other manner persuade, any employee(s) or consultant(s) of the Company to discontinue that person’s or firm’s relationship with the Company if the employee(s) and/or consultant(s) were employed by the Company at any time during the twelve (12) month period prior to the Termination Date.

8.3.  Customers. Executive agrees that he will not, for a period of twelve (12) months following the Termination Date, contact or solicit orders, sales or business from any customer of the Company so as to induce or attempt to induce such customer to cease doing business with the Company.

8.4.  Public Investments. The provisions of Section 8.1 through 8.3, inclusive, shall not be deemed breached by reason of Executive’s ownership of 10% or less of the equities of any entity with a class of publicly traded securities.

9.  Inventions, Discoveries and Improvements. Any and all invention(s), discovery(ies) and improvement(s), whether protectible or unprotectible by patent, trademark, copyright or trade secret, made, devised, or discovered by Executive, whether by Executive alone or jointly with others, from the time of entering the Company’s employ until the earlier of the Termination Date of this Agreement or the actual date of termination of employment, relating or pertaining in any way to Executive’s employment with the Company, shall be promptly disclosed in writing to the Board of Directors of the Company, and become and remain the sole and exclusive property of the Company. Executive agrees to execute any assignments to the Company, or its nominee, of the Executive’s entire right, title, and interest in and to any such inventions, discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Executive further agrees, whether or not then in the employment of the Company, to cooperate to the fullest extent and in the manner that may be reasonably requested by the Company in the prosecution and/or defense of any suit(s) involving claim(s) of infringement and/or misappropriation of proprietary rights relevant to patent(s), trademark(s), copyright(s), trade secret(s), processes, and/or discoveries involving the Company’s product(s); it being understood that all reasonable costs and expenses thereof shall be paid by the Company. The Company shall have the sole right to determine the treatment of disclosures received from Executive, including the right to keep the same as a trade secret, to use and disclose the same without a prior patent application, to file and prosecute United States and foreign patent application(s) thereon, or to follow any other procedure which the Company may deem appropriate. In accordance with this provision, Executive understands and is hereby further notified that this Agreement does not apply to an invention which the employee developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information.

10.  Confidential Information and Trade Secrets.

10.1.  Non-Disclosure. Executive hereby acknowledges that all confidential or proprietary trade, engineering, production, and technical data, information or “know-how” including, but not limited to, customer lists, sales and marketing techniques, vendor names, purchasing information, processes, methods, investigations, ideas, equipment, tools, programs, costs, product profitability, plans, specifications, patent application(s), drawings, blueprints, sketches, layouts, formulas, inventions, processes and data, whether or not reduced to writing, used in the development and manufacture of the Company’s products and/or the performance of services, or in research or development, are the exclusive property of the Company, and shall be at all times, whether after the Effective Date or after the Termination Date, be kept strictly confidential and secret by Executive; it being understood, however, that information which was publicly known, or which is in the public domain, or which is generally known, shall not be subject to this restriction (and Executive’s duties of non-disclosure shall further not extend to (i) disclosures to other employees, executives, officers and/or directors of the Company, or as may be required or appropriate in connection with performance hereunder, and (ii) the requirements of legal process, subpoena or other court order).

10.2.  Return of Property. Executive agrees not to remove from the Company’s office or copy any of the Company’s confidential information, trade secrets, books, records, documents or customer or supplier lists, or any copies of such documents, without the express written permission of the Board of Directors of the Company or as may be required or appropriate in connection with performance hereunder. Executive agrees, at the Termination Date, to return any property belonging to the Company, including, but not limited to, any and all records, notes, drawings, specifications, programs, data and other materials (or copies thereof) pertaining to the Company’s businesses or its product(s) and service(s), generated or received by Executive during the course of his employment with the Company.

11.  Information of Others. Executive agrees that the Company does not desire to acquire from Executive any secret or confidential information or “know-how” of others. Executive, therefore, specifically represents to the Company that he will not bring to the Company any materials, documents, or writings containing any such information. Executive represents and warrants that from the Effective Date of this Agreement he is free to divulge to the Company, without any obligation to, or violation of, the rights of others, information, practices and/or techniques which Executive will describe, demonstrate or divulge or in any other manner make known to the Company during Executive’s performance of services. Executive also agrees to indemnify and hold the Company harmless from and against any and all liabilities, losses, costs, expenses, damages, claims or demands for any violation of the rights of others as it relates to Executive’s misappropriation of secrets, confidential information, or “know-how” of others. Such indemnification will not apply in the event action by the Company is unsuccessful.

12.  SURVIVAL. Executive’s duties under paragraphs 8,9,10 and 11 survive termination of Executive’s employment with Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information Agreement would be inadequate and Executive therefore agree that Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

13.  Indemnification. The Company shall indemnify Executive in his capacity as director, officer and employee of the Company upon terms no less favorable to him than are contained under Article 7 of the Restated Certificate of Incorporation of the Company, and Article VI of the By-laws of the Company, as in effect on the date hereof. The Company shall extend to Executive the benefits of directors’ and officers’ liability insurance upon terms no less favorable than are extended to any other director or officer of the Company.

14.  Notice.

14.1.  Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at his or its address as follows (or at such other address as a party may designate by notice given hereunder):

If to Executive:            At the address (or to the facsimile number) shown on the records of Company.

If to the Company:                  Dot VN, Inc.
9449 Balboa Ave., Suite 114
San Diego, CA 92123

15.	Dispute Resolution. If the Parties are unable to resolve a dispute informally, the following provisions shall control:

15.1.  Excepting claims for injunctive relief and/or other equitable relief for unfair competition and/or the use or unauthorized disclosure of trade secrets or confidential information, both Company and Executive shall submit all claims, disputes or controversies (“Claims”) against the other arising from or relating in any way to this Agreement, whether based in contract or tort, including discrimination claims under state and federal law, claims that could otherwise be asserted in class action litigation, such as wage and hour claims, discrimination claims, post-termination claims, and claims regarding the applicability of this arbitration clause or the validity of the Agreement, to binding arbitration pursuant to the rules of the American Arbitration Association. Nothing herein shall be construed to preclude class arbitrations on common issues. In all arbitration matters, Company shall bear the costs of the forum and all arbitrator(s) fees.

15.2.  All claims subject to arbitration shall be arbitrated by a sole arbitrator, who shall have the power to determine all issues, including arbitrability, award equitable relief and all forms of damages, including punitive damages. If the Parties cannot agree on a single arbitrator, or a method to select a single arbitrator, a panel of 3 arbitrators shall be employed, the Parties each selecting one arbitrator, and the two arbitrators so selected shall choose a third “independent” arbitrator. All arbitrators must have experience specific to the subject matter of the dispute. The arbitration hearing will be held in San Diego, California. The decision shall be in writing and include a statement of facts and the reason for the decision. Judgment may be entered in any court of competent jurisdiction after a thirty day waiting period, during which time the Parties further agree that all proceedings are to remain confidential. If the affected party fully complies with the arbitration award within 30 days, no further proceedings shall be had, and the matter shall be considered concluded.

IN THE ABSENCE OF THIS ARBITRATION AGREEMENT YOU AND WE MAY OTHERWISE HAVE HAD A RIGHT OR OPPORTUNITY TO LITIGATE CLAIMS THROUGH A COURT, AND / OR TO PARTICIPATE OR BE REPRESENTED IN LITIGATION FILED IN COURT BY OTHERS, BUT EXCEPT AS OTHERWISE PROVIDED ABOVE, ALL CLAIMS MUST NOW BE RESOLVED THROUGH ARBITRATION.

16.
NONDISPARAGMENT. Except for statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings, both Executive and Company (for purposes hereof, Company shall mean only the executive officers and directors thereof and not any other employees) agree not to make any public statements that disparage the other party, or in the case of Company, its respective affiliates, employees, officers, directors, products or services.

17.
ATTORNEY'S FEES. Except for matters subject to the mandatory arbitration provisions of Section 17, if either party brings any action to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs in connection with such action.

18.	Miscellaneous.

18.3.  Post Termination Obligations. Notwithstanding the termination of Executive’s employment hereunder, the provision(s) of Section(s) “5,” “7,” “9,” “10,” “11,” “13,” and “15” shall survive the Termination Date.

18.4.  Assignment. This Agreement shall be assigned to and inure to the benefit of, and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and, as used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Executive understands and agrees, however, that this Agreement is exclusive and personal to him only, and, as such, he will neither assign nor subcontract all or part of his undertaking(s) or obligation(s) under the terms of this Agreement.

18.5.  Severability. In the event that any provision of this Agreement shall be determined to be unenforceable or otherwise invalid, the balance of the provision(s) shall be deemed to be enforceable and valid; it being understood that all provision(s) of this Agreement are deemed to be severable, so that unenforceability or invalidity of any single provision will not affect the remaining provision(s).

18.6.  Headings. The Section(s) and paragraph heading(s) in this Agreement are deemed to be for convenience only, and shall not be deemed to alter or affect any provision herein.

18.7.  Interpretation of Agreement. This Agreement shall be interpreted in accordance plain meaning of its terms and under the laws of the State of Delaware.

18.8.  Variation. Any changes in the Sections relating to salary, bonus, or other material condition(s) after the Effective Date of this Agreement shall not be deemed to constitute a new Agreement. All unchanged terms are to remain in force and effect.

18.9.  Collateral Documents. Each party hereto shall make, execute and deliver such other instrument(s) or document(s) as may be reasonably required in order to effectuate the purposes of this Agreement.

18.10.  Non-Impairment. This Agreement may not be amended or supplemented at any time unless reduced to a writing executed by each party hereto. No amendment, supplement or termination of this Agreement shall affect or impair any of the rights or obligations which may have matured thereunder.

18.11.  Execution. This Agreement may be executed in one or more counterpart(s), and each executed counterpart(s) shall be considered by the parties as an original.

18.12.  Legal Counsel. Executive represents to the Company that he has retained legal counsel of his own choosing, and was given sufficient opportunity to obtain legal counsel prior to executing this Agreement. Executive also represents that he has read each provision of this Agreement and understands its meaning.

18.13.  Transition. In the event that Executive’s employment with the Company terminates, Executive shall, through the last day of employment, and at the Company’s request, use Executive’s reasonable best efforts (at the Company’s expense) to assist the Company in transitioning Executive’s duties and responsibility responsibilities to Executive’s successor and maintaining the Company’s professional relationship with all customers, suppliers, etc. Without limiting the generality of the foregoing, Executive shall cooperate and assist the Company, at the Company’s direction and instruction, during the transition period between any receipt of or giving of notice of the termination of employment and the final day of employment.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.
THE COMPANY: DOT VN, INC.

By: Thomas Johnson Its: Chief Executive Officer

EXECUTIVE

Louis P. Huynh